UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): December 22, 2009 (December 16, 2009)
CRIMSON EXPLORATION INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-12108	20-3037840
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
717 Texas Ave., Suite 2900, Houston Texas 77002
(Address of Principal Executive Offices)
(713) 236-7400
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On December 16, 2009, Crimson Exploration Inc. (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Barclays Capital Inc. and Credit Suisse Securities (USA) LLC relating to the public offering of 20,000,000 shares (the “Offering”) of the Company’s common stock, $0.001 par value (the “Common Stock”), at the public offering price of $5.00 per share less underwriting discounts and commissions. Pursuant to the Underwriting Agreement, the Company has also granted the underwriters a 30-day option to purchase up to an additional 3,000,000 shares of Common Stock at the same price.
     The transaction under the Underwriting Agreement closed on December 22, 2009. The net proceeds from the sale of the Common Stock sold pursuant to the Underwriting Agreement (assuming no exercise of the underwriters’ option to purchase additional shares) are approximately $93.1 million (after deducting underwriting discounts and commissions and estimated Offering expenses).
     The Offering was made pursuant to the Company’s registration statement on Form S-1 (File No. 333-163277), which became effective on December 16, 2009.
     The Underwriting Agreement contains customary representations, warranties and agreements by the Company, and customary conditions to closing, indemnification obligations of the Company and the underwriters, including for liabilities under the Securities Act of 1933, other obligations of the parties and termination provisions. The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is filed as Exhibit 1.1 hereto and incorporated by reference herein.
     From time to time, certain of the underwriters and their related entities have engaged, and may in the future engage, in commercial and investment banking transactions with the Company in the ordinary course of their business. They have received, and expect to receive, customary compensation and expense reimbursement for these commercial and investment banking transactions. Affiliates of each of RBS Securities Inc. and Morgan Keegan & Company, Inc., two of the underwriters in the Offering, are lenders under the Company’s revolving credit facility and received their respective share of the repayment by the Company of $83.1 million in principal amount outstanding under the Company’s revolving credit facility from the proceeds of the Offering.
Item 3.02. Unregistered Sales of Equity Securities.
     Upon consummation of the Offering, the outstanding shares of the Company’s Series G Convertible Preferred Stock, par value $0.01 per share (the “Series G Preferred Stock”), and Series H Convertible Preferred Stock, par value $0.01 per share (the “Series H Preferred Stock”), automatically converted into approximately 12,100,736 shares of Common Stock in aggregate. The Company issued Common Stock upon conversion pursuant to the terms of the Certificates of Designation, Preferences and Rights of the Series G Preferred Stock and Series H Preferred Stock, respectively, without any investment decision required of the holders and thus did not constitute a “sale” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). Further, since such Common Stock was issued upon conversion of the Series G Preferred Stock and Series H Preferred Stock and no commission or other remuneration was paid or given directly or indirectly for soliciting the conversion, the issuance of such Common Stock was exempt from registration by virtue of Section 3(a)(9) of the Securities Act.
Item 8.01 Other Events.
     On December 16, 2009 and December 22, 2009, the Company issued press releases announcing the pricing of the Offering and the closing of the Offering, respectively. Copies of the press releases are attached hereto as Exhibits 99.1 and 99.2.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description
1.1	Underwriting Agreement, dated December 16, 2009, by and among the Company, Barclays Capital Inc and Credit Suisse Securities (USA) LLC.

99.1	Press Release Regarding Pricing of Public Offering of Common Stock of Crimson Exploration Inc. dated December 16, 2009.

99.2	Press Release Regarding Closing of Public Offering of Common Stock of Crimson Exploration Inc. dated December 22, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CRIMSON EXPLORATION INC.
Date: December 22, 2009	/s/ E. JOSEPH GRADY
E. Joseph Grady
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
1.1	Underwriting Agreement, dated December 16, 2009, by and among the Company, Barclays Capital Inc and Credit Suisse Securities (USA) LLC.

99.1	Press Release Regarding Pricing of Public Offering of Common Stock of Crimson Exploration Inc. dated December 16, 2009.

99.2	Press Release Regarding Closing of Public Offering of Common Stock of Crimson Exploration Inc. dated December 22, 2009.